News Release
Amkor Reports Third Quarter 2005 Results
CHANDLER, Ariz.– October 26, 2005 — Amkor Technology, Inc. (Nasdaq: AMKR) reported third quarter 2005 sales of $550 million, up 12% sequentially and up 12% from the third quarter of 2004. Amkor’s third quarter net loss was $19 million, or ($0.11) per share, compared with a net loss of $22 million, or ($0.13) per share, for the third quarter of 2004.
“We continue to build on our business momentum, with revenues increasing 12% this quarter following a 17% growth in the second quarter,” said James Kim, Amkor’s chairman and chief executive officer. “Gross margin also improved during this period and should continue to increase in the fourth quarter. Over the past several months we have taken steps to reduce costs and accelerate our return to profitability. We have also commenced a broad based initiative designed to better align the pricing of our products and services with what has been a prolonged and unprecedented increase in raw material costs. With the outsourced semiconductor assembly and test industry poised for an extended upturn, our focus is on achieving measured and profitable growth.”
“Third quarter business developed better than expectations, building on the strong revenue platform we established in the second quarter,” said John Boruch, Amkor’s president and chief operating officer. “We are successfully executing production ramps on a wide range of assembly and test programs for several high profile customers across many end markets. Over the past several months we have increased production capacity in each of the four factories we acquired last year, and we are now building a critical mass of business for these locations. The Unitive acquisitions and IBM collaboration are creating exciting opportunities, and we are focused on converting these opportunities into profitable business.
“We have selectively increased prices, and this should result in higher ASPs in the fourth quarter,” said Boruch. “We believe that current and forecast business strength, coupled with tight industry capacity and moderate capital expansion, will lead to improved economics for the OSAT industry. We have also taken actions to reduce costs and focus on our core assembly and test business. During the third quarter we terminated the operations of Semisys, a Korean-based subsidiary which produced molds and other equipment used in semiconductor packaging, and early in the fourth quarter we sold Amkor Test Services, a specialty test operation based in Wichita, Kansas. To further streamline our organization, we made the difficult decision to make selective reductions in corporate staff and to reduce manufacturing overhead expenses in our Japan factory.”
“Third quarter gross margin rose to 16.4% from 13.6% in the second quarter,” said Ken Joyce, Amkor’s chief financial officer. “During the quarter we saw an improvement in both pricing environment and product mix. This was partially offset by $7 million in charges associated with manufacturing overhead reductions in Japan and the closing of Semisys as noted above. Taken together, these cost reduction actions are expected to result in cost savings of around $3 million per quarter over the next four quarters.”

Amkor reports Q3 20005 Results
“Third quarter SG&A expenses decreased $7 million from the second quarter, due primarily to a significant reduction in legal and professional fees and other expenses, partially offset by $700,000 in severance related costs,” said Joyce. “In connection with our recent reductions in corporate staff we expect to realize annual savings of around $3 million.”
In connection with the completion of our IRS audit for 2000 – 2001, and because of lower taxes in Japan due principally to the charge associated with our manufacturing overhead reduction program, we recognized a third quarter tax benefit of $3 million.
Third quarter capital additions totaled $71 million, which was $19 million less than originally planned due principally to timing considerations. “Our capital investments have been focused primarily on increasing our test, wafer bump, flip chip and advanced laminate assembly capacity to support existing business programs that are expected to ramp over the next several quarters,” said Joyce. “We are currently budgeting fourth quarter capital additions of around $65 million. As previously noted, in October we sold Amkor Test Services. The selling price was $8 million, and in connection with this sale, we will recognize a pre-tax gain of approximately $4 million in the fourth quarter.”
During the third quarter we made a $13 million final payment in connection with our 2002 acquisition of the BGA assembly division of Citizen Watch Co. Ltd. We also received $31 million from an interim financing with a group of Taiwanese banks in connection with the syndication of a NT$1.8 billion (approximately $53 million) secured term loan. The syndication should be completed by early December, at which point the interim financing would be repaid.
In order to improve liquidity, Amkor’s board of directors has authorized management to proceed with several financing initiatives:
•	The company is working to place $100 million of convertible subordinated notes entirely subscribed by Amkor’s chairman and chief executive officer, Mr. James Kim, on terms to be approved by a majority of the independent members of the board of directors and subject to a fairness opinion by a recognized investment banking firm. The entire proceeds will be used to purchase a portion of Amkor’s 5.75% convertible subordinated notes due June 1, 2006.

•	The company is in negotiations to replace its existing $30 million revolving credit facility with a $100 million first-lien revolving lending facility. The new revolver would be contingent upon completion of the private financing with Mr. Kim and would be available, if needed, to retire Amkor’s ‘06 convertible notes at maturity.

•	The company is in negotiations to raise approximately $100 million in Asia to support our operating cash requirements, including capital expenditures, in that region. This amount includes the Taiwanese term loan described above.
Selected operating data for the third quarter of 2005 is included in a separate section of this release before the financial tables.

Amkor reports Q3 2005 Results
Business Outlook
Customer forecasts are strong for the fourth quarter, despite the typical slow down of assembly activity in December. Our Q4 revenue growth will mostly be limited by capacity constraints, rather than customer demand. Business strength extends across a broad range of customers and products.
On the basis of current forecasts, we have the following expectations for the fourth quarter of 2005:
•	Sequential revenue increase in the range of 6% to 8%.

•	Gross margin in the range of 19% to 20%.

•	Net income (loss) in the range of $0.02 to ($0.02) per diluted share.
We currently expect to record, in the fourth quarter, an impairment of approximately $4 million in our equity investment in Anam Semiconductor in connection with the decline in Anam’s market value subsequent to September 30, 2005 following Anam’s announced proposal to restructure its capitalization. This charge is reflected in the above guidance. At the end of the fourth quarter we will make a final determination as to the extent of this impairment.
At September 30, 2005 our company had U.S. net operating loss carryforwards totaling $453 million expiring through 2025. Additionally, at September 30, 2005 we had $86 million of non-U.S. net operating loss carryforwards expiring through 2010.
Amkor will conduct a conference call on October 26, 2005 at 5:00 p.m. eastern time to discuss the results of the third quarter in more detail. The call can be accessed by dialing 303-262-2193 or by visiting the investor relations page of our website: www.amkor.com or Thompson CCBN’s website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11033022.
Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the following: continued business momentum; pricing of our products and services; the opportunities created by our Unitive acquisitions and IBM collaboration; our expectation of continued gross margin expansion and higher ASPs in the fourth quarter; building a critical mass of business in our new factories; converting opportunities arising from the Unitive acquisitions and IBM collaboration into profitable business; the expected ramp of business programs over the next several quarters; expectations regarding improved economics for the OSAT industry; our expectations regarding annual and quarterly cost savings; the scheduled completion of a syndicated term loan in Taiwan; financing opportunities on which Amkor is currently working; Amkor’s financial performance, including expected revenue, gross margin, and net income or loss;

Amkor reports Q3 2005 Results
budgeted capital expenditures; customer forecasts; the expected impairment of our investment in Anam and the forward-looking statements contained under Business Outlook. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; fluctuations in operating results; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; deterioration of the U.S. or other economies; the highly unpredictable nature of litigation; our relationship with IBM; the satisfaction of conditions in the agreements entered into in connection with the IBM transaction; the incurrence of significant additional cost and expense necessary for an increase in Amkor’s capacity, and Amkor’s ability to finance capital expenditures and increase its capacity; worldwide economic effects of terrorist attacks and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; fluctuations in manufacturing yields; competition; the risk of adverse results of litigation against us; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations and technological challenges and our ability to complete additional financing.
Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including the reports on Form 10-K/A for the year ended December 31, 2004 and Form 10-Q for the quarter ended June 30, 2005. Amkor undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this document.
Contact:
Jeffrey Luth
VP Corporate Communications
480-821-5000 ext. 5130
jluth@amkor.com

Amkor reports Q3 2005 Results
Selected operating data for the third quarter and nine months of 2005

		3rd Quarter	Nine Months
•	Capital additions	$71 million	$232 million
	Net (increase) decrease in related accounts payable	$23 million	($13 million)

	Payments for property, plant & equipment	$94 million	$219 million

•	Depreciation and amortization	$63 million	$185 million

•	Free cash flow *	($87 million)	($230 million)

* Reconciliation of free cash flow to the most directly comparable GAAP measure:

	Net cash provided by (used in) operating activities	$7 million	($11 million)
	Payments for property, plant & equipment	($94 million)	($219 million)

	Free cash flow	($87 million)	($230 million)

We define free cash flow as net cash provided by (used in) operating activities less payments for property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.
•	Capacity utilization, calculated as quarterly revenue divided by revenue generating capacity (RGC) at quarter-end, was approximately 86%. We define RGC as 90% utilization of installed capacity (based on the limiting equipment set on each production line), using quarterly average selling price.

•	Assembly unit shipments were 1.98 billion, up 8% from Q2 2005.

•	Percentage of revenue (rounded to nearest whole percent):

Leadframe packages	39%
Laminate packages	47%
Test	10%
Other	4%
(tables to follow)

Amkor reports Q3 2005 Results
AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	September 30,
	2005	2004
Net sales	$549,641	$490,843
Cost of sales	459,297	403,076

Gross profit	90,344	87,767

Operating expenses:
Selling, general and administrative	59,582	55,103
Research and development	8,870	8,664

Total operating expenses	68,452	63,767

Operating income (loss)	21,892	24,000

Other expense (income):
Interest expense, net	40,859	38,075
Foreign currency loss	4,171	1,503
Other expense (income), net	394	(838)

Total other expense	45,424	38,740

Income (loss) before income taxes and minority interest	(23,532)	(14,740)
Minority interest	1,250	(1,266)

Income (loss) before income taxes	(22,282)	(16,006)
Provision for income taxes	(2,865)	6,328

Net income (loss)	$(19,417)	$(22,334)

Per Share Data:
Basic and diluted net income (loss) per common share	$(0.11)	$(0.13)

Shares used in computing basic net income (loss) per common share	176,715	175,717

Shares used in computing diluted net income (loss) per common share	176,715	175,717

Amkor reports Q3 2005 Results
AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Nine Months Ended
	September 30,
	2005	2004
Net sales	$1,456,457	$1,448,025
Cost of sales	1,256,220	1,153,635

Gross profit	200,237	294,390

Operating expenses:
Selling, general and administrative	186,913	164,525
Research and development	27,694	27,541
Provision for legal settlement and contingencies	50,000	1,500

Total operating expenses	264,607	193,566

Operating income (loss)	(64,370)	100,824

Other expense (income):
Interest expense, net	122,767	107,725
Foreign currency loss	4,630	4,213
Other expense (income), net	2,635	(24,582)

Total other expense	130,032	87,356

Income (loss) before income taxes and minority interest	(194,402)	13,468
Minority interest	3,187	(1,621)

Income (loss) before income taxes	(191,215)	11,847
Provision for income taxes	(325)	13,291
Net income (loss)	$(190,890)	$(1,444)

Per Share Data:
Basic and diluted net income (loss) per common share	$(1.08)	$(0.01)

Shares used in computing basic net income (loss) per common share	176,271	175,216

Shares used in computing diluted net income (loss) per common share	176,271	175,216

Amkor reports Q3 2005 Results
AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$159,518	$372,284
Accounts receivable:
Trade, net of allowance of $6,342 in 2005 and $5,074 in 2004	325,117	265,547
Other	6,336	3,948
Inventories, net	133,370	111,616
Other current assets	33,885	32,591

Total current assets	658,226	785,986

Property, plant and equipment, net	1,424,727	1,380,396
Goodwill	653,955	656,052
Intangibles, net	40,574	47,302
Investments	10,439	13,762
Other assets	48,139	81,870

Total assets	$2,836,060	$2,965,368

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$303,349	$52,147
Trade accounts payable	287,745	211,808
Accrued expenses	130,979	175,075

Total current liabilities	722,073	439,030

Long-term debt	1,807,834	2,040,813
Other non-current liabilities	131,168	109,317

Total liabilities	2,661,075	2,589,160

Minority interest	3,223	6,679

Stockholders’ equity:
Common stock	178	176
Additional paid-in capital	1,326,316	1,323,579
Accumulated deficit	(1,159,963)	(969,072)
Accumulated other comprehensive income	5,231	14,846

Total stockholders’ equity	171,762	369,529

Total liabilities and stockholders’ equity	$2,836,060	$2,965,368

Amkor reports Q3 2005 Results
AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(19,417)	$(22,334)
Depreciation and amortization	62,667	58,503
Other non-cash items	25,811	8,904
Changes in assets and liabilities excluding effects of acquisition	(62,441)	37,341

Net cash provided by (used in) operating activities	6,620	82,414

Cash flows from investing activities:
Payments for property, plant and equipment	(94,245)	(122,047)
Other investing activities	87	(27,547)

Net cash used in investing activities	(94,158)	(149,594)

Cash flows provided by financing activities	20,863	4,370

Effect of exchange rate fluctuations on cash and cash equivalents	(2,011)	(474)

Net decrease in cash and cash equivalents	(68,686)	(63,284)

Cash and cash equivalents, beginning of period	228,204	294,595

Cash and cash equivalents, end of period	$159,518	$231,311

Supplemental disclosures of cash flow information:
Cash paid (refunded) during the period for:
Interest	$41,868	$34,608
Income taxes	$(2,417)	$7,663

Amkor reports Q3 2005 Results
AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(190,890)	$(1,444)
Depreciation and amortization	184,711	169,164
Other non-cash items	32,209	(6,198)
Changes in assets and liabilities excluding effects of acquisitions	(37,123)	70,685

Net cash provided by (used in) operating activities	(11,093)	232,207

Cash flows from investing activities:
Payments for property, plant and equipment	(218,642)	(406,229)
Other investing activities	530	11,521

Net cash used in investing activities	(218,112)	(394,708)

Cash flows provided by (used in) financing activities	18,869	81,515

Effect of exchange rate fluctuations on cash and cash equivalents	(2,430)	(962)

Net decrease in cash and cash equivalents	(212,766)	(81,948)

Cash and cash equivalents, beginning of period	372,284	313,259

Cash and cash equivalents, end of period	$159,518	$231,311

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$124,825	$96,210
Income taxes	$(501)	$22,114